SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15 (d) of
The Securities and Exchange Act of 1934
DATE OF REPORT:
October 11, 2007
(Date of Earliest Event Reported)
INDEPENDENT BANK CORP.
(Exact Name of Registrant as Specified in Charter)
MASSACHUSETTS
(State or Other Jurisdiction of Incorporation)

1-9047	04-2870273
(Commission File Number)	(I.R.S. Employer Identification No.)
288 UNION ST., ROCKLAND, MA
(Address of Principal Executive Offices)
02370
(Zip Code)
NOT APPLICABLE
(Former Address of Principal Executive Offices)
(Zip Code)
781-878-6100
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURE
EX-99.1 Agreement and Plan of Merger, dated October 11, 2007

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On October 11, 2007, Independent Bank Corp. (“Independent”) (NASDAQ:INDB), parent of Rockland Trust Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Slade’s Ferry Bancorp. (“Slade’s”) (NASDAQ: SFBC), parent of Slade's Ferry Trust Company, commonly known as Slades Bank. Under the Merger Agreement, Slade’s will merge into Independent (the “Merger”). The Merger Agreement also contemplates that Slades Bank will merge into Rockland Trust Company. The terms of the Merger Agreement call for 75% of the outstanding shares of Slade’s to be converted to 0.818 shares of Independent for each share of Slade’s common stock and for 25% of the outstanding Slade’s shares to be purchased for $25.50 in cash for each share of Slade’s common stock. The transaction is intended to be a tax free reorganization for federal income tax purposes, and it therefore is expected that no gain or loss will be recognized by the holders of Slade’s shares with respect to the shares of Independent that they receive in exchange for their shares of Slades common stock.
Consummation of the Merger is subject to customary closing conditions, including approval by Slade’s stockholders, required regulatory approvals and consents, absence of governmental restraints, effectiveness of a Form S-4 registration statement, accuracy of representations, , and receipt of tax opinions.
The Merger Agreement contains certain termination rights for both Independent and Slade’s, and further provides that, upon termination of the Agreement under specified circumstances, Slade’s must pay a termination fee of $3.5 million.
The foregoing description of the Merger and the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 99.1.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)	Not applicable.

(b)	Not applicable.

(c)	The following exhibit is included with this report:

	Exhibit 99.1	Definitive Merger Agreement with Slade’s Ferry Bancorp.

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned and hereunto duly authorized.

INDEPENDENT BANK CORP.

DATE: October 12, 2007	/s/ EDWARD H. SEKSAY
EDWARD H. SEKSAY
GENERAL COUNSEL